Exhibit 99.1

Serina Therapeutics and AgeX Therapeutics Enter into Merger Agreement

August 30, 2023

■	Merger to result in NYSE American-listed company focused on developing therapeutics based on Serina’s proprietary POZ PlatformTM delivery technology
■	Lead program of the combined company will be SER-252 (POZ-apomorphine) for the treatment of advanced Parkinson’s Disease
■	Focus on expanding POZ PlatformTM partnering collaborations across immunology, cancer Rx, and gene therapy fields

HUNTSVILLE, Ala. & ALAMEDA, Calif. – (BUSINESS WIRE) – August 30, 2023 – Serina Therapeutics, Inc. (“Serina”), a privately-held, clinical-stage biotechnology company developing a pipeline of therapies for the treatment of Parkinson’s Disease and other neurological diseases, entered into a merger agreement with AgeX Therapeutics, Inc. (NYSE American: AGE) (“AgeX”) on August 29, 2023, under which Serina will merge with a wholly-owned subsidiary of AgeX in an all-stock transaction. The combined company will continue under the Serina Therapeutics name and will focus on advancing Serina’s pipeline of small molecule drug candidates targeting central nervous system (“CNS”) indications, enabled by the company’s proprietary POZ PlatformTM delivery technology. In addition to advancing the company’s wholly-owned pipeline assets, Serina is working with companies in the pharmaceutical industry currently advancing pre-clinical studies exploring POZ polymer lipid-nanoparticles (“LNPs”) in next generation RNA vaccines.

“The merger with AgeX positions Serina to advance our CNS pipeline assets and expand our platform partnering opportunities,” said J. Milton Harris, PhD, Co-Founder and Chair of the Board of Serina. “We believe it represents the best path forward for Serina in accessing transformative capital to advance our platform technology. As a board director of the combined company, I look forward to collaborating with our new partners AgeX and Juvenescence, as we continue the work of translating our science into innovative therapeutics.”

“We are delighted to announce the proposed merger with Serina,” said Joanne M. Hackett, PhD, Chairperson and Interim Chief Executive Officer of AgeX. “The AgeX team thoroughly reviewed and evaluated numerous strategic alternatives for creating stockholder value, and we believe this transaction with Serina presented the most compelling option for our stockholders. We see exciting potential to generate novel drug candidates with the POZ PlatformTM delivery technology.”

“Serina merging with AgeX is an important step towards recognizing the potential to develop the POZ PlatformTM to deliver novel medicines and treatment modalities,” said Dr. Richard Marshall, Chief Executive Officer of Juvenescence Limited (“Juvenescence”). “We plan to leverage our deep pharmaceutical expertise and network to assist the combined company to reach its goal in maximizing value for stockholders.”

The combined company will focus on advancing Serina’s lead drug candidate (SER-252, POZ-apomorphine) for the treatment of advanced Parkinson’s Disease through pre-clinical studies, with the goal of submitting an investigational new drug submission (“IND”) to the Food and Drug Administration for the initiation of a Phase I clinical trial during the fourth quarter of 2024. Serina has two other pipeline assets that are positioned to enter IND enabling studies, SER-227 (POZ-buprenorphine) for certain post-operative pain indications and SER-228 (POZ-cannabidiol) for refractory epilepsy indications. Additionally, the combined company will focus on expanding Serina’s LNP and antibody drug conjugate (“ADC”) partnering collaborations.

About the Transaction, Management and Organization

Under the terms of the merger agreement, pending stockholder approval of the transaction, Serina will merge with a wholly-owned subsidiary of AgeX, and stockholders of Serina will receive shares of AgeX common stock (“merger”). AgeX following the merger is referred to herein as the “combined company.” The merger has been approved by the boards of directors of both companies and is expected to close in the first quarter of 2024, subject to customary closing conditions.

Upon completion of the merger, pre-merger AgeX stockholders are expected to own approximately 25% of the newly combined company while pre-merger Serina stockholders are expected to own approximately 75% of the newly combined company. The final percentage of the combined company owned by pre-merger Serina stockholders and pre-merger AgeX stockholders upon completion of the merger may be subject to certain adjustments and assumptions. As part of the merger, pre-merger AgeX stockholders will be issued Post-Merger Warrants. The Post-Merger Warrants issued to AgeX stockholder, Juvenescence, have a cash exercise requirement that will provide an additional $15 million in capital to the combined company in three equal tranches over the term of the warrant, which expires July 31, 2025. AgeX stockholders that exercise the Post-Merger Warrants will additionally receive Incentive Warrants that expire four (4) years after the merger closing date. The terms and conditions for each type of warrant will be further detailed in the forms of warrant agreements that will be negotiated between the parties prior to the merger closing date.

Prior to the execution of the merger agreement, AgeX invested $10 million in Serina through the purchase of a Senior Convertible Loan Note (“CLN”) described on the Current Report on Form 8-K that AgeX filed with the U.S. Securities and Exchange Commission (“SEC”) on March 15, 2023. Immediately prior to completion of the merger, the CLN will be converted into Serina capital stock as a capital contribution. It is expected that the funds provided by the CLN, together with the additional $15 million of proceeds from the Juvenescence required warrant cash exercises, will provide working capital for the combined company to help fund operations into calendar year 2026.

Following the merger, it is anticipated that the combined company will be led by a new Chief Executive Officer (“CEO”). Current members of the executive team of Serina are expected to continue in key leadership roles, including Dr. Randall Moreadith as the Chief Science Officer, and Dr. Tacey Viegas as Chief Operating Officer and Secretary. Serina’s current Chief Financial Officer (“CFO”) Steve Ledger is expected to serve as the interim CEO of the combined company until such time as the new CEO is hired. AgeX’s current CFO, Andrea Park, is expected to serve as the interim CFO and Chief Accounting Officer of the combined company until such time as the new CFO is hired, and is then expected to continue in the role of Chief Accounting Officer. The board of directors will be comprised of seven directors and are expected to include AgeX director Dr. Gregory Bailey, Juvenescence CEO Dr. Richard Marshall, Serina’s directors Dr. J. Milton Harris and Steve Ledger, and the Buck Institute for Aging’s Vice President of Business and Technology Advancement Remy Gross III. Two additional directors will be appointed in accordance with the merger agreement to fill the remaining seats on the board of directors.

Upon completion of the transaction, the combined company will operate under the Serina Therapeutics name, and the combined company’s common stock is expected to trade on the NYSE American under the ticker symbol “SER.” The corporate headquarters will be in Huntsville, Alabama.

Gibson, Dunn & Crutcher LLP is providing legal counsel to AgeX. Bradley Arant Boult Cummings LLP is legal counsel to Serina.

About Serina Therapeutics

Serina is a clinical-stage biotechnology company developing a pipeline of wholly-owned drug product candidates to treat neurological diseases and pain. Serina’s POZ PlatformTM delivery technology is engineered to provide greater control in drug loading and more precision in the rate of release of attached drugs, enabling the potential of certain challenging small molecules, while addressing the limitations of polyethylene glycol (“PEG”) and other biocompatible polymers. Our POZ PlatformTM partners are at the forefront in advancing LNP delivery technology to develop novel RNA therapeutics. Serina is headquartered in Huntsville, Alabama on the campus of the HudsonAlpha Institute of Biotechnology. For more information, please visit https://serinatherapeutics.com.

About AgeX Therapeutics

AgeX has been focused on developing and commercializing innovative therapeutics to treat human diseases to increase health span and combat the effects of aging. For more information, please visit http://agexinc.com.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements contained in this communication regarding matters that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities and Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, known as the PSLRA. These include statements regarding the anticipated completion and effects of the proposed merger and related timing, pro forma descriptions of the combined company, Serina’s and the combined company’s planned preclinical and clinical programs, including planned clinical trials, the potential of Serina’s product candidates, the anticipated cash expected from warrant exercises and the ability for proceeds to fund the operations of the combined company for as long as anticipated, the expected trading of the combined company’s stock on the NYSE American under the ticker symbol “SER,” management of the combined company and other statements regarding management’s intentions, plans, beliefs, expectations or forecasts for the future. All forward-looking statements are based on assumptions or judgments about future events and economic conditions that may or may not be correct or necessarily take place and that are by their nature subject to significant risks, uncertainties and contingencies. You are cautioned not to place undue reliance on these forward-looking statements. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. Statements that contain words such as “anticipates,” “believes,” “plans,” “expects,” “projects,” “future,” “intends,” “may,” “will,” “should,” “could,” “estimates,” “predicts,” “potential,” “continue,” “guidance,” and similar expressions to identify these forward-looking statements are intended to be covered by the safe-harbor provisions of the PSLRA.

There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements included in this communication. With respect to the merger, these risks and uncertainties include: the possibility that stockholders of AgeX or Serina may not approve the merger; one or more conditions to consummating the merger may not be satisfied; one or more material agreements that may be entered into in connection with the merger may be terminated by a party to the agreement; AgeX or the combined company may be unable to obtain approval to list on the NYSE American the shares of AgeX common stock expected to be issued pursuant to the merger; and the closing of the merger might be delayed or not occur at all. In addition, the merger could cause AgeX to face additional risks, including risks associated with conducting and financing Serina’s current or future research and product development programs, including risks that those research and development programs will not result in the development of products or technologies with the desired clinical utility, benefits, or market acceptance; risks associated with conducting clinical trials of Serina product candidates and obtaining Food and Drug Administration or other regulatory approvals to market product candidates, including risks with respect to the timing of initiation of Serina’s planned clinical trials, the timing of the availability of data or other results from clinical trials, and the timing of any planned investigational new drug application or new drug application; risks associated with the combined company’s ability to identify additional products or product candidates with significant commercial potential; risks associated with AgeX’s, Serina’s or the combined company’s ability to protect its intellectual property position; product liability risks; the risk that the cash balance of the combined company following the closing of the merger will be lower than expected or reduced; the risk that the combined company’s anticipated sources and related timing of financing following the closing of the merger will not provide proceeds necessary to fund the operations of the combined company for as long as anticipated; the risk that the transactions contemplated by the Side Letter entered into by AgeX, Serina and Juvenescence on August 29, 2023 are not completed in a timely manner or at all; risks associated with AgeX’s or Serina’s estimates regarding future revenue, expenses, capital requirements, and need for additional financing following the merger; risks associated with the ability of AgeX and the combined company to remain listed on the NYSE American; the risk that products may not be successfully commercialized or that the combined company might not otherwise be able to generate sufficient revenues to operate at a profit; potential adverse changes to business or employee relationships, including those resulting from the announcement or completion of the merger; the risk that changes in AgeX’s capital structure, management, business, and governance following the merger could have adverse effects on the market value of its common stock; the ability of AgeX and Serina to retain customers and retain and hire key personnel and maintain relationships with their suppliers and customers; risks associated with Serina’s or the combined company’s ability to successfully collaborate with Serina’s existing collaborators or enter into new collaborations, or to fulfill its obligations under any such collaboration agreements; risks associated with the combined company’s commercialization, marketing and manufacturing capabilities and strategy; the risk that pursuing and completing the merger and related transactions could distract AgeX and Serina management from their respective ongoing business operations or cause AgeX and Serina to incur substantial costs; risks associated with competition and developments in the industry in which the combined company will operate; the impact of world health events, including the COVID-19 pandemic and any related economic downturn; the risk of changes in governmental regulations or enforcement practices; AgeX’s and Serina’s ability to meet guidance, market expectations, and internal projections; the impact of AgeX stockholders having their percentage ownership interests in AgeX reduced by the issuance of AgeX common stock to Serina stockholders in the Merger and by the issuance of shares of AgeX common stock upon the exercise of Post-Merger Warrants by Juvenescence, and other important factors that could cause actual results to differ materially from those projected or expected by AgeX management or stockholders. The effects of many of such factors are difficult to predict and may be beyond AgeX’s or Serina’s control.

New factors emerge from time to time, and it is not possible for us to predict all such factors, nor can we assess the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Additional factors that could cause actual results to differ materially from the results anticipated in these forward-looking statements are contained in AgeX’s periodic reports filed with the SEC under the heading “Risk Factors” and other filings that AgeX may make with the SEC. Forward-looking statements included in this communication are based on information available to AgeX and Serina as of the date of this communication. Undue reliance should not be placed on these forward-looking statements that speak only as of the date they are made, and except as required by law, AgeX and Serina each disclaims any intent or obligation to update these forward-looking statements.

Additional Information and Where to Find It

In connection with the proposed business combination transaction between AgeX and Serina, AgeX intends to file relevant materials with the SEC, including a registration statement on Form S-4. AGEX URGES INVESTORS AND STOCKHOLDERS TO READ THESE MATERIALS CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT AGEX, SERINA AND THE PROPOSED TRANSACTION AND RELATED MATTERS. Investors and stockholders will be able to obtain free copies of the Form S-4 and other documents filed by AgeX with the SEC (when they become available) through the website maintained by the SEC at www.sec.gov. In addition, investors and stockholders will be able to obtain free copies of the Form S-4 and other documents filed by AgeX with the SEC by contacting Andrea Park by email at apark@agexinc.com. Investors and stockholders are urged to read the Form S-4, including the proxy statement / prospectus contained therein, and the other relevant materials when they become available before making any voting or investment decision with respect to the proposed transaction.

Participants in the Solicitation

AgeX and Serina, and each of their respective directors and executive officers and certain of their other members of management and employees, may be deemed to be participants in the solicitation of proxies in connection with the proposed transaction. Information about AgeX’s directors and executive officers is included in AgeX’s Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on March 31, 2023, in the proxy statement for AgeX’s 2022 annual meeting of stockholders, filed with the SEC on November 2, 2022, and in AgeX’s Quarterly Report on Form 10-Q for the three and six months ended June 30, 2023, filed with the SEC on August 14, 2023. Additional information regarding these persons and their interests in the transaction will be included in the proxy statement / prospectus included in the Form S-4 relating to the transaction when it is filed with the SEC. These documents can be obtained free of charge from the sources indicated above.

No Offer or Solicitation

This communication relates to a proposed business combination transaction between AgeX and Serina. This communication is for informational purposes only and does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, in any jurisdiction, pursuant to the proposed business combination transaction or otherwise, nor shall there be any sale, issuance, exchange or transfer of the securities referred to in this communication in any jurisdiction in contravention of applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act.

Investor Contact

Andrea E. Park

apark@agexinc.com

(510) 671-8620